UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIMEDX GROUP, INC.

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date filed:

Vote the BLUE CARD today to elect the Board's new highly qualified nominees.

YOUR VOTE IS EXTREMELY IMPORTANT. THE ANNUAL MEETING IS ON JUNE 17. VOTE THE BLUE CARD TODAY.

Comprehensive Board Refreshment Plan

The first critical step in our Board refreshment plan will occur at the 2018 Annual Meeting. We are nominating three highly qualified candidates, none of whom has previously served on the MiMedx Board.

- We were pleased to work with Prescience Point Capital Management LLC and its affiliates to develop this comprehensive plan to **refresh the composition of our Board.**

Nominee	Relevant Experience
K. Todd Newton	• CEO Apollo Endosurgery, Inc. • Former EVP, CFO, COO ArthroCare Corporation • Former President & CEO, Synenco Energy, Inc. • Former Partner at Deloitte & Touche LLP
Dr. M. Kathleen Behrens Wilsey	• Independent life sciences consultant and investor • Former Co-founder, President & CEO of the KEW Group, Inc., an oncology services company • Chairwoman, Sarepta Therapeutics, Inc. • Director, IGM Biosciences, Inc. • Former director at KEW Group, Inc., Amylin Pharmaceuticals, Inc. and Abgenix, Inc.
Timothy R. Wright	• 30 years experience in pharmaceutical, biotech and medical devices industries • Lead independent director of Agenus, Inc. • Chairman, The Ohio State University Cancer Center Drug Development Institute

We believe our nominees have the industry experience and governance expertise to objectively oversee the Company's strategy, act in the best interest of shareholders and help put the Company back on the path to success.

In our view, Mr. Petit should not be allowed back in the boardroom, and his nominees are not qualified.

- Parker H. "Pete" Petit resigned as CEO in July 2018 amid questions by the Board regarding the Company's leadership and direction. The Board ultimately determined that his separation was "for cause."
- The Audit Committee conducted a comprehensive review of alleged misconduct by certain members of MiMedx's former management team and determined that there was material wrongdoing by Mr. Petit.
- Mr. Petit's conduct is not the kind of conduct we would expect of a person acting in a leadership capacity at MiMedx or serving on the MiMedx Board.
- Neither of Mr. Petit's fellow nominees appears to have any knowledge of our products or markets, healthcare experience, executive operating experience or public company board experience.
- Mr. Petit's election could be viewed by some constituents as an endorsement of his improper conduct and encouragement of similar conduct in the future.

Vote the BLUE CARD today.

We believe that, if elected, our three nominees will help make a substantial difference in the future of MiMedx. The choice is clear.

Time Is Short. Please Vote Today. If you have questions about how to vote your shares, please contact: INNISFREE M&A INCORPORATED Stockholders may call toll-free at 1 (877) 800-5195 Banks and Brokers may call 1 (212) 750-5833 We urge you NOT to sign any white proxy card sent to you by, or on behalf of, Mr. Petit or his nominees. If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote today—by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Vote the BLUE CARD today. We believe that, if elected, our three nominees will help make a substantial difference in the future of MiMedx. The choice is clear. Forward-Looking Statements. This communication includes forward-looking statements, including statements regarding the future composition of the Board. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including the results of any election at the 2018 Annual Meeting. There is no assurance that the Company’s nominees will be elected at the 2018 Annual Meeting. Any forward-looking statements speak only as of the date of this communication, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.